Exhibit 10.7

TERMS OF M UNITS

1.
Purpose. These Terms set forth certain rights and obligations applicable to the M Units issued to Participants (or, if applicable, their permitted Transferees) in exchange for the contribution of their prior Interests (including, if applicable, profits interests previously subject to the Pershing Square Term Sheet for Long-Term Incentive Compensation Plan, dated as of April 17, 2017, as amended) in PS Partner Group.

2.
Definitions. Capitalized terms used in these Terms shall have the meanings assigned to such terms under the LLC Agreement except as otherwise set forth below or herein:

(a)
“Cause” means, as to any Participant, (i) “Cause,” as defined in any employment, offer letter, or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, offer letter, or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the PSI Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony (or similar crime in any non-U.S. jurisdiction for Participants outside the U.S.) or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the PSI Group; (D) material violation of the written policies of the Service Recipient or those set forth in the manuals or statements of policy of the Service Recipient as in effect from time to time (including, but not limited to, those relating to sexual harassment); (E) fraud, misappropriation or embezzlement related to the Service Recipient or any other member of the PSI Group; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; or (G) engagement in any Detrimental Activity (other than as described in prong (ii) of such term); provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder. Any determination of whether Cause exists for purposes of these Terms shall be made by the Managing Member in its sole and absolute discretion.

(b)
“Change in Control” means, in one transaction or series of related transactions, an independent third party or a group of independent third parties (i) acquires, directly or indirectly (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise), Control of PS Partner Group; or (ii) acquires assets constituting all or substantially all of the assets of PS Partner Group (in each case, as determined on a consolidated basis); provided, that in no event shall a corporate reorganization, as determined by the Managing Member in its sole and absolute discretion, constitute a “Change in Control”.

(c)
“Control” means (including the terms “Controlled by” and “under common Control with”) the possession, directly or indirectly, of (A) 50% or more of the share capital or voting rights in the relevant entity, (B) the right to appoint directors entitled to cast a majority of the votes on each matter presented to the board of directors or other governing body of the relevant entity or (C) the power to direct or cause the direction of the management or policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

(d)
“Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the PSI Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause (provided, however, that prong (ii)(G) of the Cause definition shall be excluded from this definition); (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the PSI Group; or (iv) the Participant’s fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Managing Member in its sole and absolute discretion.

(e)
“Disability” means, as to any Participant, (i) “Disability,” as defined in any employment, offer letter, or consulting agreement between the Participant and the Service Recipient in effect at the time of Termination; or (ii) in the absence of any such employment, offer letter, or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the PSI Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists for purposes of these Terms shall be made by the Managing Member in its sole and absolute discretion.

(f)
“Effective Date” means the effective date of the conversion of Pershing Square Holdco, L.P. into PSI.

(g)
“Encumbrance” means any pledge, lien, charge, security interest, mortgage, claim, or other encumbrance, other than restrictions on transfer which may arise under applicable securities laws or, with respect to an interest in an entity, contained in such entity’s (i) articles of incorporation, certificate of incorporation, certificate of formation or similar document and (ii) bylaws, limited liability company operating agreement, partnership agreement or similar document.

(h)
“Governmental Filing” means any notification, application, registration, declaration, filing or other submission to or with any governmental authority of competent jurisdiction.

(i)
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(j)
“IPO” means an initial public offering of the PSI Shares.

(k)
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of PS Partner Group, dated as of April 28, 2026.

(l)
“M Amount” means, with respect to a Participant, the initial number of M Units issued to such Participant as set forth next to such Participant’s name on Schedule A.

(m)
“Participant” means a person who is issued (or, if applicable, whose permitted Transferees are issued) M Units until such time such person (or such person’s permitted Transferees, as applicable) no longer holds any M Units, and for the purposes of these Terms, all references to “Participant” in these Terms shall be deemed to include the applicable person to whom, or in respect of whom, the M Units were issued jointly and severally with any Transferees thereof, except that the following references in the Terms to “Participant” refer solely to the person to whom, or in respect of whom, the M Units were issued (and not to such person’s Transferees): (i) references to the Participant’s employment with, provision of services to, or termination of employment from the Service Recipient; (ii) references to the death or Disability of the Participant; (iii) references to determinations of Cause or Detrimental Activity with respect to the Participant; and (iv) references to the requirement to deliver an executed Separation Agreement.

(n)
“PSI” means Pershing Square Inc., or any successor.

(o)
“PSI Group” means PSI and its subsidiaries.

(p)
“PSI Shares” means shares of common stock, par value $0.001 per share, of PSI and any successor securities.

(q)
“PS Partner Group” means Pershing Square Partner Group, LLC, or any successor.

(r)
“Rules” means the Commercial Arbitration Rules (except as modified in Section 16) of the American Arbitration Association and with the Expedited Procedures thereof, taken collectively.

(s)
“Service Recipient” means the member of the PSI Group by which a Participant is, or following a Termination was most recently, principally employed or to which such Participant principally provides, or following a Termination was most recently principally providing, services, as applicable.

(t)
“Share Amount” means, with respect to a Participant, the number of PSI Shares set forth next to such Participant’s name on Schedule A, as may be adjusted from time to time in accordance with Section 5 (and which shall be subject to equitable adjustment to account for any stock splits, reverse stock splits, reclassifications or other capital changes with respect to PSI Shares).

(u)
“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including as a result of such Participant’s resignation, death or Disability).

(v)
“Terms” means these Terms of M Units.

(w)
“Vested Units” means M Units that have vested pursuant to these Terms, which, for the avoidance of doubt, shall continue to constitute M Units after vesting and remain subject to the redemption provisions set forth in Section 7 of these Terms.

3.
No Additional Interests. PS Partner Group shall not issue any Interests, including any M Units, other than M Units issued on the effective date of the LLC Agreement in such amounts and to such Participants as set forth on Schedule A hereto and the managing member interest held by the Managing Member.

4.
Vesting. The M Units shall vest in accordance with this Section 4.

(a)
Ordinary Course Vesting. Subject to Section 4(b), Section 4(c), Section 4(d) and Section 5, each Participant’s M Units (other than M Units identified as already vested on Schedule A) shall vest in tranches on December 31 of each year following the Effective Date, including the year in which the Effective Date occurs (each, an “Annual Vesting Date”), in accordance with the “Ordinary Course” vesting schedule specified next to such Participant’s name on Schedule A (such applicable vesting schedule for such Participant, the “Ordinary Course Vesting Schedule”).

(b)
Catch-Up Vesting. Subject to Section 5, if, prior to the final Annual Vesting Date for a Participant, such Participant Terminates as a result of such Participant’s death or Disability, or is Terminated by the Service Recipient without Cause, the following number of such Participant’s M Units shall vest as of the date of such Termination: (i) the number of such Participant’s M Units that would have vested on each Annual Vesting Date through and including the Annual Vesting Date preceding the date of Termination in accordance with the “Catch-Up” vesting schedule specified next to such Participant’s name on Schedule A (such applicable vesting schedule for such Participant, the “Catch-Up Vesting Schedule”) minus (ii) the number of such Participant’s M Units that vested on such Annual Vesting Dates in accordance with such Participant’s Ordinary Course Vesting Schedule pursuant to Section 4(a).

(c)
Accelerated Vesting. If PS Partner Group is subject to a Change in Control, dissolution or liquidation at any time that unvested M Units are outstanding, the vesting of all unvested M Units outstanding shall accelerate such that they are all Vested Units as of immediately prior to the consummation of such event.

(d)
Partial Year Vesting.

(i)
In the event a Participant Terminates on any date other than an Annual Vesting Date, such Participant shall, subject to Section 4(d)(ii) and Section 5, vest, effective as of the date of such Termination, in the number of M Units that were scheduled to vest on the next Annual Vesting Date in accordance with such Participant’s Ordinary Course Vesting Schedule or Catch-Up Vesting Schedule (as applicable) multiplied by (A) the number of days elapsed since the prior Annual Vesting Date up to and including the applicable date of Termination divided by (B) 365 (or 366 with respect to Termination in a leap year).

(ii)
As a condition to vesting set forth in Section 4(d)(i), such Participant (or such Participant’s legal representative, beneficiary or estate, as the case may be, in the event of Participant’s Disability or death) must deliver (and not revoke or rescind within its applicable revocation or rescission period) an executed Separation Agreement, substantially in the form attached to the LLC Agreement as Exhibit B, to PS Partner Group within 30 days following the date of such Termination (or within such period up to 60 days following the date of such Termination as may be determined in the sole discretion of the Managing Member).

5.
Forfeiture.

(a)
Effective as of a Participant’s Termination (such a Participant, a “Terminated Participant”), all of such Terminated Participant’s unvested M Units, after taking into account applicable vesting pursuant to Section 4, shall be forfeited, cancelled and no longer deemed outstanding as of the date of such Termination (the proportion of such Terminated Participant’s M Units forfeited hereunder relative to such Terminated Participant’s M Amount, a “Forfeiture Percentage”).

(b)
Upon any forfeiture of M Units by a Terminated Participant, Schedule A shall immediately and automatically be deemed updated (i) with respect to such Terminated Participant, to reduce such Terminated Participant’s M Amount and Share Amount by such Terminated Participant’s Forfeiture Percentage (the number of PSI Shares thereby removed from such Share Amount, a “Reallocation Pool”) and (ii) with respect to all other Participants (excluding, in each case, (1) any Terminated Participants and (2) any Participants whose M Units have vested 100% (e.g., as a result of vesting pursuant to Schedule C-1 or Schedule C-2 or vesting at the discretion of the Managing Member pursuant to Section 13(ii)), provided that any Participant whose M Units were 100% vested as of the Effective Date shall not be excluded from clause (ii) as a result of the foregoing clauses (1) and/or (2)), to increase such Participants’ Share Amounts, in the aggregate, by the Reallocation Pool, which shall be allocated pro rata to such Participants in proportion to their respective Share Amounts.  For the avoidance of doubt, the excluded Participants described above shall, for purposes of the Reallocation Pool only, not be deemed to be within the class of Participants eligible to receive a pro rata allocation of such pool.

(c)
Any M Units forfeited by a Terminated Participant in accordance with this Section 5 shall no longer operate to confer any economic or other benefits or any other rights to such Terminated Participant under these Terms or the LLC Agreement (and, for the avoidance of doubt, are no longer subject to vesting under Section 4). In the event of any updates to Schedule A with respect to a Participant hereunder, PS Partner Group shall provide reasonably prompt notice of such update to such Participant.

6.
Proceeds on PSI Shares. All proceeds attributable to PSI Shares (including dividends on or liquidations of such PSI Shares) held by PS Partner Group shall be reasonably promptly distributed as and when received by PS Partner Group to each Participant pro rata in proportion to their respective Share Amounts (excluding, for this purpose, from each Participant’s Share Amount any PSI Shares delivered to such Participant pursuant to a redemption under Section 7 or deemed delivered to such Participant pursuant to a deemed redemption, as of the date hereof, as noted on Schedule A) as of the record date established by PSI for such dividend, liquidation or other payment on PSI Shares.

7.
Redemption.

(a)
Exercise of Redemption Right. At any time upon prior written notice to PS Partner Group (a “Redemption Notice”), a Participant may elect to redeem any number of Vested Units then held by such Participant. Unless otherwise agreed by such Participant and the Managing Member and subject to Section 7(c) below, such redemption shall take place within ten (10) business days of the date such Redemption Notice is delivered to PS Partner Group (the “Redemption Date”). The Redemption Notice shall specify: (i) the number of Vested Units such Participant wishes to redeem; (ii) the number of PSI Shares and any other ownership interests in PSI then controlled by such Participant for purposes of the HSR Act; (iii) brokerage account and bank account information of such Participant for delivery of shares and cash, respectively; and (iv) other information reasonably requested by the Managing Member to the extent required to effect such redemption. For the avoidance of doubt, any deemed redemptions of M Units as of the date hereof, as noted on Schedule A, shall not be construed to be in breach of the terms applicable to redemptions in this Section 7.

(b)
Calculation of Redemption Amount.

(i)
On the applicable Redemption Date, the redeeming Participant shall deliver to PS Partner Group (pursuant to an instrument of transfer reasonably acceptable to the Managing Member) the number of Vested Units set forth in such Participant’s applicable Redemption Notice (free and clear of any Encumbrance), and PS Partner Group shall deliver to such Participant a number of PSI Shares (free and clear of any Encumbrance) equal to: (x) the number of Vested Units delivered to PS Partner Group divided by (y) such Participant’s M Amount multiplied by (z) such Participant’s Share Amount.

(ii)	For illustrative purposes, strawman redemption calculations are set forth on Exhibit C to the LLC Agreement.

(c)
In the event that the delivery of any PSI Shares to a Participant pursuant to this Section 7 or Section 8 would require a Governmental Filing by such Participant (including, for the avoidance of doubt, any required filing under the HSR Act or, if applicable, any required filings with insurance regulatory authorities), such Participant and PS Partner Group will cooperate reasonably with one another to prepare and submit such Governmental Filing and such delivery of PSI Shares shall occur promptly following receipt of any required approval, clearance, waiver or non-objection, or expiration or termination of any applicable waiting period, in respect of such Governmental Filing(s).

(d)
With respect to any fractional PSI Shares deliverable to a Participant hereunder, such fractional PSI Shares may instead be liquidated and delivered to the applicable Participant in cash pursuant to ordinary course brokerage practices.

(e)
To the extent not paid or reimbursed by or on behalf of PSI or its subsidiaries or affiliates, PS Partner Group shall pay or reimburse any reasonable costs incurred by a Participant in connection with the delivery of PSI Shares to such Participant under this Section 7, including with respect to filing fees under the HSR Act or other Governmental Filings.

8.
True-Up Redemptions. Promptly following any forfeiture of M Units in accordance with Section 5, for each Participant whose Share Amount is increased thereby and who redeemed Vested Units prior thereto, the number of PSI Shares deliverable to such Participant with respect to all such prior redemption(s) shall be re-calculated on the basis of such Participant’s updated Share Amount. At the time of such Participant’s next redemption under Section 7 hereto (including subject to Section 7(c) for the avoidance of doubt), PS Partner Group shall deliver to such Participant the number of PSI Shares equal to the excess of such re-calculated number of PSI Shares above the number of PSI Shares previously delivered to such Participant with respect to such prior redemption(s) (for the avoidance of doubt, inclusive of PSI Shares previously delivered as a result of prior applications of this Section 8 to such Participant and any fractional shares delivered (whether delivered in cash or shares) to such Participant pursuant to Section 7(d)).

9.
Devotion of Time. Each Participant shall, while such Participant is employed by the applicable Service Recipient, devote substantially all their business time, ability, attention and effort to the Service Recipient’s business; provided, however, that such Participant (i) may engage in charitable or community service activities so long as such activities do not, in the aggregate, materially interfere with such Participant’s duties at the Service Recipient and (ii) shall be entitled to engage in any other business and personal activities as approved by PS Partner Group or any applicable member of the PSI Group.

10.
No Employment or Service Rights. These Terms shall not confer upon any Participant any right to continue as an employee or service provider of any member of the PSI Group, nor shall it interfere in any way with any right the Service Recipient would otherwise have to terminate such Participant’s status as an employee or service provider at any time.

11.
Relationship to Other Benefits. No payment under the Terms shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of PS Partner Group or the Service Recipient, except as otherwise specifically provided in such other plan or as required by applicable law.

12.
Transferability. No M Unit (or any rights and obligations thereunder) issued to any person may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than Vested Units by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Managing Member may permit a Participant to transfer, under such terms and conditions that it deems appropriate in its sole and absolute discretion, including, but not limited to, that such transferred M Units shall remain subject to vesting and forfeiture based upon such transferring Participant’s service and Termination, any M Unit to any person or entity that the Managing Member so determines in its sole and absolute discretion (each, a “Transferee”). Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition or encumbrance in violation of the provisions of this Section 12 will be null and void. All of the terms and conditions of the Terms and the LLC Agreement will be binding upon any permitted successors and assigns.

13.
Non-Uniform Determinations and Waivers. The Managing Member is entitled in its sole discretion to make, among other things, non-uniform and selective (i) determinations under the Terms as to (a) permitted transfers of M Units, (b) determinations of Cause, Detrimental Activity or Disability with respect to a Participant and (c) the initial designation of the Ordinary Course Vesting Schedule and/or Catch-Up Vesting Schedule applicable to such Participant as specified next to such Participant’s name on Schedule A, and (ii) waivers with respect to vesting conditions in the Terms (for the avoidance of doubt, including to provide for full vesting of M Units by waiving all vesting conditions for one or more Participants).

14.
Amendment, Waiver or Termination. These Terms may not be amended, waived, suspended or terminated at any time without the consent of a majority in interest of each group of similarly situated Participants that are similarly affected and the consent of the Managing Member, provided, by way of example, that the fact that any Participant(s) are subject to Schedule C-1 and/or Schedule C-2 shall not, on its own, be a basis for any such Participant(s) to be considered a separate group from the Participant(s) who are subject to Schedule B-1 and/or Schedule B-2 (and vice versa). Furthermore, if any such amendment, waiver or suspension would (i) have a disproportionate direct material adverse effect on a Participant, (ii) change any of the terms of the schedules attached to these Terms applicable to a Participant (other than changes to Schedule A pursuant to Section 5) or (iii) change the definition of “Cause” applicable to a Participant (including, for the avoidance of doubt, changes to the defined terms or sections of these Terms included within the definition of “Cause”), such amendment shall require such Participant’s consent in addition to the foregoing.  Notwithstanding the foregoing or anything else to the contrary herein, no consent of any Participant(s) or any group(s) of Participants shall be required with respect to the exercise of the Managing Member’s discretion to make non-uniform and selective determinations or waivers pursuant to Section 13, including providing for the waiver of some or all vesting conditions for one or more Participants but not all Participants.

15.
Choice of Law; Waiver of Jury Trial. The Terms shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws rules thereof. EACH OF THE PARTIES TO THESE TERMS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THESE TERMS OR (II) IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THESE TERMS OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

16.
Arbitration.

(a)
The parties to these Terms agree that in the event of any dispute between the parties arising out of or relating to these Terms or any breach of these Terms, such dispute shall be submitted to and decided by binding arbitration to be conducted in New York, New York in accordance with the Rules. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be a partner or a retired partner, in each case, in a law firm of national standing based in New York City with experience in investment management and, in particular, alternative asset management. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Notwithstanding anything to the contrary in Section 16(c), the Participant shall not be prohibited from disclosing confidential information (x) reasonably necessary in connection with any litigation, arbitration, or mediation or (y) as required by law, required by other legal process to a governmental entity or self-regulatory authority, or required by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.

(b)
Any award rendered by the arbitrator shall be final and binding upon the parties and judgment may be entered on it in any court of competent jurisdiction.

(c)
The arbitration shall be conducted on a strictly confidential basis, and no Participant shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, with the sole exceptions of his or her spouse, children, legal counsel and/or tax advisor, all of whom shall be bound by these confidentiality terms. If there are claims that cannot be subject to mandatory arbitration as a matter of law or in the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware or (to the extent that subject matter jurisdiction exists therefor) the United States District Court for the District of Delaware and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the materials for arbitration in connection with any such proceeding, agree to file (and, if so required by applicable court rules, seek leave to file) confidential information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of these Terms.

17.
Notice of Cause Event. Within ten (10) business days after the date a Participant becomes aware (i) that any of the acts or omissions described in the definition of “Cause” has occurred with respect to a Participant or (ii) that any act, omission or event has occurred that should reasonably be expected to lead to Cause with respect to such Participant (e.g., such Participant is notified by a governmental authority that it is investigating such Participant in connection with a material securities law violation by the Participant), the Participant shall notify the Managing Member in writing of such act or omission and the Managing Member shall determine in its sole and absolute discretion whether Cause exists with respect to such Participant for purposes of these Terms.

SCHEDULE A

[Redacted]

SCHEDULE B-1

Ordinary Course Vesting Schedule

Annual Vesting Date	Incremental Vest Amount	Cumulative Vest Amount

December 31, 2026	6.25%	6.25%
December 31, 2027	6.25%	12.50%
December 31, 2028	6.25%	18.75%
December 31, 2029	6.25%	25.00%
December 31, 2030	8.33%	33.33%
December 31, 2031	8.33%	41.67%
December 31, 2032	8.33%	50.00%
December 31, 2033	16.67%	66.67%
December 31, 2034	16.67%	83.33%
December 31, 2035	16.67%	100.00%

SCHEDULE B-2

Catch-Up Vesting Schedule

Annual Vesting Date	Incremental Vest Amount	Cumulative Vest Amount

December 31, 2026	10.00%	10.00%
December 31, 2027	10.00%	20.00%
December 31, 2028	10.00%	30.00%
December 31, 2029	10.00%	40.00%
December 31, 2030	10.00%	50.00%
December 31, 2031	10.00%	60.00%
December 31, 2032	10.00%	70.00%
December 31, 2033	10.00%	80.00%
December 31, 2034	10.00%	90.00%
December 31, 2035	10.00%	100.00%

SCHEDULE C-1

Ordinary Course Vesting Schedule

Annual Vesting Date	Incremental Vest Amount	Cumulative Vest Amount

December 31, 2026	6.25%	6.25%
December 31, 2027	6.25%	12.50%
December 31, 2028	6.25%	18.75%
December 31, 2029	6.25%	25.00%
December 31, 2030	75%	100.0%

SCHEDULE C-2

Catch-Up Vesting Schedule

Annual Vesting Date	Incremental Vest Amount	Cumulative Vest Amount

December 31, 2026	10.00%	10.00%
December 31, 2027	10.00%	20.00%
December 31, 2028	10.00%	30.00%
December 31, 2029	10.00%	40.00%
December 31, 2030	60.00%	100.00%